Exhibit 10.1

RETENTION AGREEMENT
This Retention Agreement (this "Agreement") is made, entered into, and is effective as of this 17th day of August, 2022 (the "Effective Date") by and between Whirlpool Corporation, and the individual whose signature appears on the signature page (hereinafter referred to as the "Executive"). Whirlpool Corporation and its affiliates and related companies are hereinafter referred to as the "Company.”
WHEREAS, the Company is conducting a strategic review of its Europe Middle East and Africa business unit (“Whirlpool EMEA”) which could result in a divestiture of Whirlpool EMEA (the “Transaction”) and Executive’s contributions are very important to the successful execution of the Company’s strategic plans. Accordingly, the Company is offering Executive the retention and incentive arrangement described below to provide an incentive for the Executive to ensure that the Company will have the benefit of Executive’s continued employment and strong commitment to the Company.
NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

A.Consideration.
a.If Executive meets the terms set forth in this Agreement, Executive will be entitled to a cash retention bonus from the Company equal to Euro 3,000,000 (the “Retention Bonus”), which will vest and become payable in two installments as follows: (1) 35% on the date that the Transaction is completed (the “Closing Date”) and (2) 65% on June 30, 2024 (“End Date”, and the period from signing of this Agreement to June 30, 2024 shall be referred to as the “Retention Period” herein), subject in each case to Executive’s continued satisfactory employment with the Company or any company that in connection with the Transaction becomes the Company’s successor (“a Successor”) through the Retention Period as provided below.
i.The Retention Bonus will not be considered in determining payments or benefits due to Executive under any other plan, program or agreement and will not be taken into account for the purpose of calculating any payments otherwise due to Executive under contractual or legal requirements on termination of employment. Namely, the Retention Bonus paid pursuant to this Agreement shall not constitute wages or compensation for purposes of determining the indemnity in lieu of notice period, the T.F.R., the 13th and 14th installments and any other benefit Executive may be entitled to receive at any time from or under any employee benefit plan, program or arrangement maintained or contributed to by the Company, consistent with the terms of those plans.

b.If Executive’s employment with the Company terminates for any reason prior to the Closing Date, Executive will forfeit any right to receive any of the Retention Bonus, consistent with the terms of this Agreement.
c.If Executive’s employment with the Company or a Successor, if applicable, (the “Employer”) terminates for any reason on or after the Closing Date and prior to the End Date, Executive will forfeit any right to receive the second installment of the Retention Bonus; provided, however, that if (a) Executive’s employment is terminated by the Employer without Just Cause or subjective justified reason as defined under applicable local law, (b) Executive resigns for Just Cause stated by a final judgment or (c) Executive’s employment terminates due to Executive’s death or permanent disability as defined under applicable local law, then the second installment of the Retention Bonus will accelerate and become vested in full upon such termination of employment.
d.If Executive assumes a position within the Company that is outside of the EMEA region or otherwise unrelated to Whirlpool EMEA, the Executive will not be entitled to receive any future installment of the Retention Bonus.
e.If Executive (i) does not perform Executive’s duties (as set forth in Section B below) in a satisfactory manner, or (ii) breaches the confidentiality obligations set forth in Section C below, Executive will not be entitled to the Retention Bonus. The Employer will determine, according to objective criteria, if Executive’s performance is not satisfactory for purposes of this Agreement, and if so, Executive will be given written notice and an opportunity to cure. Failure to satisfactorily perform assigned duties could result in a subjective justified reason for termination.
f.Each installment of the Retention Bonus that becomes payable will be paid to Executive within 30 days following the date that is deemed payable in accordance with this Agreement.
g.If the Company ceases to pursue the Transaction or, following execution of definitive transaction documents, the Transaction fails to close by June 30, 2024, then this Agreement will become null and void.
B.Duties. For the duration for the Retention Period, Executive will be expected to comply with the terms of Executive’s employment contract and satisfactorily perform all duties thereunder in addition to supporting the Company in the execution of the Transaction.

C.Confidentiality. The Company has made this Retention Bonus opportunity available to a select group of employees of the Company and the Executive is required, as a condition of payment, to keep confidential the fact that Executive has received this Agreement as well as the contents of this Agreement and the existence of the Transaction.
D.Other Agreements. This Agreement is not intended to result in any duplication of payments or benefits to Executive, does not give Executive a right to any specific payments in future years and does not give Executive any right to any compensation or benefits from the Company or its affiliates except as specifically stated in this Agreement. This Agreement does not supersede any prior employment agreements except to the extent such agreements contain specific clauses that conflict with the terms of this Agreement, in which case this Agreement applies.
E.Modifications. This Agreement may not be amended or modified, except by an agreement in writing signed by you and the Company.
F.Successors/Assigns. This Agreement shall be binding upon any successor of the Company or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Agreement if no succession had taken place. The Company may assign this Agreement to any affiliate or related company. The term “Company,” as used in this Agreement, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Agreement.
G.Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of Italy. All payments hereunder are subject to withholding for applicable income and payroll taxes, employee social security contributions, or otherwise as required by applicable law.

Acknowledged and Agreed:
/s/ Gilles Morel                          8/17/2022
Gilles Morel                        Date
President, Whirlpool EMEA

WHIRLPOOL CORPORATION
/s/ Marc Bitzer                         8/17/2022
Marc Bitzer
Chairman & Chief Executive Officer            Date